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                                                              EXHIBIT 99.1
                                                         FOR IMMEDIATE RELEASE


Contact:  Wil Goodrich, Vice President-Director of Marketing (209) 438-2600

                  REGENCY BANCORP REPORTS 3RD QUARTER EARNINGS

    FRESNO, NOVEMBER 6 - Regency Bancorp, Fresno-based parent company of Regency Bank and Regency Investment Advisors, Inc. (RIA), today reported its consolidated net income for the just concluded third quarter of 1997. The company earned $301,000 or $.16 per share after providing $760,000 to its reserves. This is an increase of 6.7% over the same quarter last year when the company earned $282,000 or $.15 per share of common stock and made no additions to its reserves.

    "We're extremely pleased to report such positive results," said Steve Hertel, Regency's board chairman, president and chief executive officer. "This quarterly income growth reduces our year-to-date net loss announced at the end of the second quarter from $1.9 million to $1.6 million. It reflected our decision to aggressively write down the properties of Regency Service Corporation (RSC), the company's real estate investment subsidiary, during the second quarter. The company's net income, without the year to date losses for RSC, would have been approximately $1.4 million or $.75 per share for the first nine months of the year.

    The company also reported that it continues to exceed its ambitious goal to accelerate the divestiture of its real estate properties. During the third quarter, it sold 36 residential lots or homes and placed another 130 in escrow. Of the remaining 220 lots or homes at quarter's end, 190 are in escrow. Among the 30 remaining, five are model homes and 11 have homes under construction. Since the end of the third quarter, 12 additional homes or lots have been sold.

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    Additionally, the bank and its board of directors announced that they have entered into orders with the FDIC and California Department of Financial Institutions whereby the bank, among other requirements, agrees to increase, on or before December 31, 1997, and thereafter maintain Tier 1 capital equal to the greater of $14 million or the equivalent of a Tier 1 capital to average assets ratio of at least 7%. They also agreed to divest all RSC real estate properties held by RSC not later than December 31, 1998.

    As a result, the company has initiated a private placement offering which is anticipated to close later this month. It should result in the company receiving approximately $6 million in additional capital which will allow the bank to comply with the capital requirements under the orders and provide funding for future growth.

    Total assets for Regency Bancorp reached another record high at $188.9 million, up 10.6% from the end of last year's third quarter. Deposits for the bank were at $175 million, as compared to $157.5 million a year ago, an increase of 11.1%. The bank's total loan portfolio also reached another record level at $119.8 million, up 16.7% from $102.7 million at the end of September, 1996.

    "During the quarter," Hertel stated, "the company continued its conservative approach by increasing its allowance for credit losses to $2.2 million or 1.85% of total loans at the end of the third quarter. This compares favorably to $1.6 million or 1.58% of total loans at the end of 1996."

    For the first three quarters of the year, the company's net interest income before the provision for credit losses was $7.2 million, up 13.2% from $6.3 million during the same period last year. It's net interest margin also was up to 6.67% as compared to 6.52% a year ago.

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    Non interest income, however, declined during the first three quarters of
1997, to $2.1 million as compared to $2.5 million last year, a decrease of 13.3%. Historically, the bank has sold the guaranteed portion of its Small Business Administration (SBA) loans in the secondary market. For example, during the first nine months of 1996, over $1.1 million in non interest income
was realized from gains on the sale of those SBA loans.   This year, however,
during the first three quarters, that income declined $607,000 to just over $512,000.

    "The bank has made the decision to hold a larger portfolio of government guaranteed loans," Hertel said. "While, in the short term, it was nice to have the income from selling SBA loans, long term, our decision to hold these loans will increase our interest margin and net income."

    Regency Bancorp's SEC-registered money management and consulting subsidiary, RIA, reported a 20% increase in revenue for the first nine months of 1997. Its gross revenue increased to $600,000 from $500,000 for the same period in 1996. The fee-only investment advisory firm's ability to generate and increase income comes, in large part, from the volume of assets under management. At the end of September, 1997, RIA had $86.2 million in assets under management, an increase of 18.9% compared to $72.5 million a year ago.

    Regency Bancorp and its subsidiaries have served Fresno and the Central Valley since December of 1980. The company currently serves the greater Fresno market and Madera County through its three banking branches and has a government-guaranteed loan production office in Modesto. It's stock trades over the counter under the symbol REFN with four market makers: Van Kasper & Co., Hoefer & Arnett, Banc Stock Financial Services, and Sutro & Co.

                                        # # #
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Regency Bancorp -- Summary Financial Data - Unaudited

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                                             FOR THE THREE MONTHS ENDED SEP. 30,          FOR THE NINE MONTHS ENDED SEP. 30,

                                                1997                     1996                  1997                     1996
                                             ----------               ----------          ------------              ------------
 INCOME STATEMENT DATA:
  Net interest income                        $2,680,000               $2,181,000          $  7,178,000              $  6,341,000
  Provision for loan losses                     460,000                      -0-             1,295,000                       -0-
  Non interest income                           724,000                  675,000             2,124,000                 2,450,000
  Consolidated non interest expense           2,420,000                2,371,000            10,771,000                 7,336,000
  Non interest expense, without RSC           2,089,000                2,089,000             5,525,000                 6,383,000
  RSC expenses                                  331,000                  282,000             5,246,000                 1,053,000
  Income (loss) before income tax               524,000                  485,000            (2,764,000)                1,455,000
  Net income (loss)                             301,000                  282,000            (1,606,000)                  842,000

 PER SHARE DATA:
  Net income (loss)                          $      .16               $      .15          $      (0.84)             $       0.45
  Book value                                                                                      6.51                      7.30

 BALANCE SHEET DATA:
  Total Assets                                                                            $188,948,000              $170,814,000
  Total Loans                                                                              119,836,000               102,677,000
  Deposits                                                                                 174,978,000               152,068,000
  Shareholders' equity                                                                      12,445,000                13,271,000


NOVEMBER 6, 1997


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